FOR IMMEDIATE RELEASE	Contact: Julie Koenig Loignon
(502) 636-4502 (office)
(502) 262-5461 (mobile)
juliek@kyderby.com

CHURCHILL DOWNS INCORPORATED REPORTS THIRD QUARTER EARNINGS

LOUISVILLE, Ky. (Nov. 7, 2005) - Churchill Downs Incorporated (“CDI” or “Company”) (NASDAQ: CHDN) today reported results for the third quarter and nine months ended Sept. 30, 2005.

Net earnings for the third quarter were $71.6 million or $5.30 per diluted share, compared to a loss of $3.8 million or $0.29 per diluted share for the same period in 2004. During the third quarter of 2005, CDI recognized a gain, net of income taxes, of $69.9 million on the sale of the assets of Hollywood Park. Results from Hollywood Park are treated as discontinued operations and detailed as such in the accompanying tables. During the third quarter of 2004, the Company recognized $6.2 million of impairment losses on the assets of Ellis Park.

Net revenues from continuing operations for the third quarter reached $112.0 million, an increase of 9.3 percent, compared with $102.5 million for the same period last year. Net earnings from continuing operations were $3.8 million during the third quarter, compared to a loss from continuing operations of $396,000 during the year-earlier period. Diluted net earnings per share from continuing operations totaled $0.28, compared to a loss of $0.03 per share from continuing operations during the third quarter of 2004. Results for the third quarter and first nine months of 2005 are outlined in the accompanying tables.

CDI’s President and Chief Executive Thomas H. Meeker said, “Our financial results during the third quarter and first nine months of the year demonstrate our ability to grow top-line revenues, EBITDA and net earnings in the face of significant challenges. Our continuing operations delivered positive growth while racing 12 fewer days and confronting short fields sizes, equine illnesses and hurricanes in two states where we operate.

“Through the sale of Hollywood Park, we strengthened our balance sheet by virtually eliminating our long-term debt. We also negotiated an amended credit facility at favorable rates. As a result, the Company now enjoys access to capital and the freedom to execute on strategic opportunities as they develop. While CDI no longer owns or manages Hollywood Park, per the amended Asset Purchase Agreement, we have the right to reinvest in the asset should the California legislative environment improve and alternative gaming activities become available at the property.

“During the quarter, hurricanes disrupted our operations in Louisiana and Florida. Hurricane Katrina closed Fair Grounds Race Course and its off-track betting and video poker operations, while Hurricanes Dennis, Katrina and Rita caused lost race days and simulcast-only days at Calder Race Course. Severe weather also affected our operations in October and November, as Calder sustained damage during Hurricane Wilma on Oct. 24, and Ellis Park sustained damage during a tornado that struck Western Kentucky Nov. 6. We are working with our insurance providers to assess the extent of the damage to Calder, Ellis Park and our Louisiana operations. We are also in discussions with federal, state and local officials overseeing the restoration of southeast Louisiana following Hurricane Katrina.

“One year ago, we made a long-term investment in New Orleans because we believe in the community and appreciate its deep connection to Fair Grounds as a racetrack and as home to the world-famous Jazz and Heritage Festival. We want Fair Grounds and Jazz Fest to remain part of a revitalized New Orleans. As we move forward, we believe there will be opportunities to reposition our operations within the community in ways that will benefit the community and the Company.

“Despite the challenges presented by the current closure of Fair Grounds, we are pleased to offer a shortened race meet this winter at Harrah’s Louisiana Downs in Bossier City, La. We appreciate the support and cooperation demonstrated by our host site for this season as well as our Louisiana horsemen and state officials and regulators in allowing Fair Grounds racing to continue. We are also heartened by the Oct. 26 reopening of five of Fair Grounds’ off-track betting and video poker locations in the New Orleans area and are progressing with plans to reopen additional sites.”

Meeker concluded, “Churchill Downs Incorporated is part of a dynamic and ever-changing industry, and our long-term success depends in part on our ability to adapt to change. Given the state of the industry, we believe there are several attractive opportunities for us to redeploy our capital, develop more distribution channels for our products, and further leverage our brand.”

A conference call regarding this release is scheduled for Tuesday, Nov. 8, 2005, beginning at 9 a.m. EST. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at www.churchilldownsincorporated.com/investor_relations or www.earnings.com, or by calling (913) 981-5571 at least 10 minutes before the appointed time. The online replay will be available at approximately noon and continue for two weeks. A six-day telephonic replay will be available two hours after the call concludes by dialing (719) 457-0820 and entering 5654108 when prompted for the access code. A copy of the Company’s news release announcing earnings and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com/investor_relations.

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided a non-GAAP measurement, which presents a financial measure of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”). CDI uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. The Company believes the use of this measure enables management and investors to evaluate and compare, from period to period, CDI’s operating performance in a meaningful and consistent manner. This non-GAAP measurement is not intended to replace the presentation of CDI’s financial results in accordance with GAAP.

Information set forth in this news release contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" provisions for forward-looking statements. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "should," "will," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the effect of any change in our accounting policies or practices; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; the impact of live racing day competition with other Florida and Louisiana racetracks within those respective markets; costs associated with our efforts in support of alternative gaming initiatives; costs associated with Customer

Relationship Management initiatives; a substantial change in law or regulations affecting pari-mutuel and gaming activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to successfully complete any divestiture transaction; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to provide us assurance of the reliability of their internal control processes through Statement on Auditing Standards No. 70 audits or to keep their technology current; the need for various alternative gaming approvals in Louisiana; our accountability for environmental contamination; the loss of key personnel; the impact of natural disasters, including Hurricanes Katrina, Rita and Wilma on our operations and the extent of our property and business interruption insurance coverage for any related losses; any business disruption associated with a natural disaster and/or its aftermath; and the volatility of our stock price.

CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF NET EARNINGS
for the three and nine months ended September 30, 2005 and 2004
(Unaudited) (In thousands, except per share data)
Three Months Ended		Nine Months Ended
September 30,		September 30,
2005	2004	2005	2004
Net revenues	$112,016	$102,536	$327,035	$275,325
Operating expenses	96,677	83,878	263,955	217,031

Gross profit	15,339	18,658	63,080	58,294

Selling, general and administrative expenses	9,274	10,771	34,656	26,629
Asset impairment loss	-	4,363	-	4,363
Intangible impairment loss	-	1,839	-	1,839

Operating income	6,065	1,685	28,424	25,463

Other income (expense):
Interest income	135	98	296	289
Interest expense	(265)	(100)	(950)	(485)
Unrealized gain on derivative instruments	204	-	614	-
Miscellaneous, net	713	299	1,330	1,136
	787	297	1,290	940
Earnings from continuing operations before provision for income taxes	6,852	1,982	29,714	26,403

Provision for income taxes	(3,010)	(2,378)	(13,052)	(12,151)

Net earnings (loss) from continuing operations	3,842	(396)	16,662	14,252

Discontinued operations, net of income taxes:
Loss from operations	(2,124)	(3,444)	(4,655)	(2,143)
Gain on sale of assets	69,917	-	69,917	-

Net earnings (loss)	$71,635	$(3,840)	$81,924	$12,109

Net earnings (loss) per common share:
Basic
Earnings (loss) from continuing operations	$0.29	($0.03)	$1.25	$1.07
Discontinued operations	5.07	(0.26)	4.89	(0.16)
Net earnings (loss)	$5.36	($0.29)	$6.14	$0.91

Diluted
Earnings (loss) from continuing operations	$0.28	($0.03)	$1.23	$1.06
Discontinued operations	5.02	(0.26)	4.84	(0.16)
Net earnings (loss)	$5.30	($0.29)	$6.07	$0.90

Weighted average shares outstanding:
Basic	12,913	13,310	12,893	13,285
Diluted	13,511	13,310	13,507	13,467

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION BY OPERATING UNIT
for the three and nine months ended September 30, 2005 and 2004
(Unaudited) (In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenues from external customers:
Kentucky Operations	$13,834	$14,648	$83,455	$76,575
Arlington Park	33,465	32,615	67,382	71,280
Calder Race Course	28,593	26,585	53,023	50,270
Hoosier Park	9,700	10,062	30,138	30,665
Louisiana Operations	7,462	-	38,849	-
CDSN	18,090	18,035	52,379	45,046
Total racing operations	111,144	101,945	325,226	273,836
Other investments	663	637	869	875
Corporate revenues	343	65	1,495	1,089
Net revenues from continuing operations	112,150	102,647	327,590	275,800
Discontinued operations	16,179	17,036	69,562	71,247
	$128,329	$119,683	$397,152	$347,047
Intercompany net revenues:
Kentucky Operations	$4,453	$4,593	$19,205	$19,850
Arlington Park	6,145	6,007	8,768	8,171
Calder Race Course	3,683	3,613	6,674	6,879
Hoosier Park	31	36	107	86
Louisiana Operations	-	-	6,335	-
Total racing operations	14,312	14,249	41,089	34,986
Other investments	571	681	1,388	1,526
Corporate expenses	206	214	731	758
Eliminations	(15,223)	(15,255)	(43,763)	(37,745)
	(134)	(111)	(555)	(475)
Discontinued operations	134	111	555	475
	$-	$-	$-	$-

EBITDA:
Kentucky Operations	$(4,136)	$(9,008)	$27,440	$15,148
Arlington Park	9,115	9,933	9,554	13,255
Calder Race Course	5,532	1,670	2,809	2,373
Hoosier Park	(57)	174	767	1,341
Louisiana Operations	(1,081)	-	756	-
CDSN	4,486	4,224	12,803	10,356
Total racing operations	13,859	6,993	54,129	42,473
Other investments	1,139	952	1,689	1,599
Corporate expenses	(2,696)	(2,130)	(9,743)	(5,924)
Total EBITDA from continuing operations	12,302	5,815	46,075	38,148
Eliminations	-	-	-	(6)
Depreciation and amortization	(5,320)	(3,831)	(15,707)	(11,543)
Interest income (expense), net	(130)	(2)	(654)	(196)
Provision for income taxes	(3,010)	(2,378)	(13,052)	(12,151)
Net earnings from continuing operations	3,842	(396)	16,662	14,252
Discontinued operations, net of income taxes	67,793	(3,444)	65,262	(2,143)
Net earnings	$71,635	$(3,840)	$81,924	$12,109

CHURCHILL DOWNS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands)
	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$38,244	$24,968
Restricted cash	16,097	7,267
Accounts receivable, net	31,444	45,229
Deferred income taxes	2,274	3,940
Other current assets	5,907	3,589
Assets held for sale	-	142,445
Total current assets	93,966	227,438

Other assets	14,095	17,105
Plant and equipment, net	348,790	324,738
Goodwill	53,528	53,528
Other intangible assets, net	18,395	19,149
Total assets	$528,774	$641,958
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,580	$30,749
Purses payable	14,397	8,464
Accrued expenses and other liabilities	44,227	31,739
Dividends payable	-	6,430
Income taxes payable	40,836	96
Deferred revenue	8,387	25,880
Liabilities associated with assets held for sale	-	9,221
Total current liabilities	138,427	112,579

Long-term debt, due after one year	18,086	242,770
Other liabilities	21,544	20,424
Deferred revenue	18,792	19,071
Deferred income taxes	8,318	8,686
Total liabilities	205,167	403,530

Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value;
250 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares
authorized; issued: 13,011 shares September 30,
2005 and 12,904 shares December 31, 2004	117,824	114,930
Retained earnings	207,537	125,613
Unearned stock compensation	(1,754)	(1,935)
Accumulated other comprehensive (loss)	-	(180)
Total shareholders' equity	323,607	238,428
Total liabilities and shareholders' equity	$528,774	$641,958